                                                                    Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                        Nine
                                                                       Months
                                       Year Ended December 31,          Ended
                                   ---------------------------------  September
                                   1994  1995   1996   1997    1998   30, 1999
                                   ----- ----- ------ ------  ------  ---------
Consolidated pretax income from
 continuing operations...........  2,827 4,096  5,932  1,589  59,631   (22,543)
Share of pretax loss of 50%-or-
 less-owned affiliate with
 guaranteed debt.................      0     0      0 (3,353) (7,227)     (866)
Interest.........................    790 3,401  6,539  8,580   6,157     5,691
Interest portion of rental
 expense.........................      0   613    223      0       0         0
Net amortization of debt issuance
 costs...........................      7    68    160    125     114       311
                                   ----- ----- ------ ------  ------   -------
 Earnings........................  3,624 8,178 12,854  6,941  58,675   (17,407)
                                   ===== ===== ====== ======  ======   =======
Interest.........................    790 3,401  6,539  8,580   6,157     5,691
Interest portion of rental
 expense.........................      0   613    223      0       0         0
Net amortization of debt issuance
 costs...........................      7    68    160    125     114       311
Interest expense relating to
 guaranteed debt of 50%-or-less-
 owned affiliate                       0     0      0    231     370       277
                                   ----- ----- ------ ------  ------   -------
 Fixed Charges...................    797 4,082  6,922  8,936   6,641     6,279
                                   ===== ===== ====== ======  ======   =======
 Ratio of Earnings to Fixed
  Charges(1).....................    4.5   2.0    1.9    0.8     8.8      -2.8
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(1) Earnings were insufficient to cover fixed charges by approximately $2.0 million for the year ended December 31, 1997, and by approximately $23.7 million for the nine months ended September 30, 1999.